Exhibit 5.1

January 26, 2010

PremierWest Bancorp

503 Airport Road

Medford, Oregon 97504

Re:	Rights Offering of Common Stock to Shareholders of PremierWest Bancorp

Ladies and Gentlemen:

We have acted as counsel to PremierWest Bancorp, an Oregon corporation (the “Company”), in connection with the anticipated issuance by the Company to its shareholders of record as of December 15, 2009 of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase shares of common stock, no par value per share (the “Common Stock”), of the Company (the “Rights Offering”). Pursuant to the Rights Offering, shares of Common Stock may be issued and sold by the Company upon exercise of the Rights (the “Rights Shares”). The Company has filed a Registration Statement on Form S-1 (Commission File No. 333-163201), as amended (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) to effect the registration of the Rights and the Rights Shares under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a preliminary prospectus (the “Preliminary Prospectus”), and will include a final prospectus (the “Final Prospectus”) to be furnished to the holders of record of the Company’s Common Stock as of December 15, 2009, in connection with the Rights Offering. The Rights and the Rights Shares are collectively referred to herein as the “Securities.” This opinion is furnished to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Preliminary Prospectus, the Company’s form of common stock certificate, the Company’s Amended and Restated Articles of Incorporation, the Company’s Amended and Restated Bylaws and excerpts of minutes of meetings or consent actions in lieu of meetings of the Board of Directors or committees of the Board of Directors of the Company. We have also received from officers of the Company certain other corporate records, certificates and representations concerning factual matters. We have relied upon the statements contained in the Registration Statement and certificates and statements of officers of the Company, certificates and records of public officials and we have made no independent investigation with regard thereto. We have made such review of laws as we consider necessary for purposes of this opinion. We have relied as to matters of fact upon the above documents and investigation.

We have assumed without investigation the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of all documents submitted to us as original documents and the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies.

January 26, 2010

We have assumed that the resolutions authorizing the Company to issue, offer and sell the Securities are, and will be, in full force and effect at all times at which any Securities are issued, offered or sold by the Company. We have also assumed, based on a certificate of the Oregon Secretary of State, that the Company is validly existing as a corporation under the laws of the State of Oregon. We have further assumed that (1) the Registration Statement and any amendment thereto will have become effective (and will remain effective at the time of the issuance of the Securities thereunder) and (2) the Final Prospectus describing the Securities will be filed with the Commission to the extent required by applicable law and relevant rules and regulations of the Commission.

Based on the foregoing, and subject to the qualifications, assumptions, exceptions and limitations stated herein, we are of the opinion that: (1) the Rights have been duly authorized by all necessary corporate action of the Company and, when issued and delivered in accordance with the terms and conditions of the Rights Offering described in the Registration Statement, will be validly issued and will constitute the valid and legally binding obligations of the Company, except to the extent that enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (c) implied covenants of good faith and fair dealing, and (d) the application of principles of public policy; and (2) the Rights Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance and delivery against payment therefor in accordance with the terms of the Rights Offering, as described in the Registration Statement, upon exercise of the Rights, the Rights Shares will be validly issued, fully paid and nonassessable.

Regardless of the states in which members of this firm are licensed to practice, in rendering the opinions set forth herein, we express no opinion as to any law of any jurisdiction other than the federal laws of the United States and laws of the State of Oregon. This opinion is limited to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion. No opinion may be implied or inferred beyond the opinions expressly stated in the paragraph immediately above.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the reference to our name under the heading “Legal Matters” in the Prospectus constituting part of such Registration Statement. In giving our consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/S/ ROBERTS KAPLAN LLP

ROBERTS KAPLAN LLP